                               Exhibit 4.4

                                            Original Grant Date: April 26, 1993
                                                          Option Number: RP1247
                                             Original Number of Shares: 500,000
                                          Shares Remaining Unexercised: 500,000



                                AMENDMENT ONE TO
                   NONQUALIFIED STOCK OPTION REGRANT AGREEMENT
                                January 22, 1997


Joseph B. Costello, Optionee:

          Effective this date, Cadence Design Systems, Inc. (the "Company") has amended the Nonqualified Stock Option identified above (the "Option"), which was granted to you as optionee under the Company's 1987 Stock Option Plan (the "Plan"). The changes to the terms of the Option contained in this Amendment One are mutually agreed to by you and the Company and are set forth below;

          1. Section 7 of the Option is deleted in its entirety and replaced with the following:

               7. TRANSFERABILITY OF OPTION. This Option is not transferable, except (i) by will or by the laws of descent and distribution,
               (ii) by written designation which takes effect upon your death,
               (iii) by written instruction, in a form accepted by the Company, to your spouse, children, stepchildren, or grandchildren (whether adopted or natural), to a trust created solely for the benefit of you and the foregoing persons, or (iv) to your former spouse (if transfer is pursuant to a judicial decree dissolving your marriage). During your life this Option is exercisable only by you or a transferee satisfying the above conditions. The right of a transferee to exercise the transferred portion of this Option after your termination of employment with the Company shall terminate in accordance with your right of exercise under Section 5 of this Option, and after your death under Section 6 of this Option (treating the transferee as a person who acquired the right to exercise this Option by bequest or inheritance. The terms of this Option shall be binding upon the transferees, executors, administrators, heirs, successors, and assigns of the Optionee.

          Except as Section 7 has been specifically amended and modified herein, the Option shall continue in force and effect pursuant to its terms, as originally granted, subject to the provisions of the Plan.

          Dated the 22nd day of January, 1997.

                                                 Very truly yours,

                                                 CADENCE DESIGN SYSTEMS, INC.

                                                 By: /s/ H. Raymond Bingham
                                                    ---------------------------

          The undersigned Optionee acknowledges receipt of the foregoing Amendment and understands and agrees that the rights and liabilities with respect to the Option described therein are now contained in the Option, this Amendment One and the Plan. Copies of the Option and the Plan have previously been received by Optionee.

                                                         Joseph B. Costello
                                                     --------------------------
                                                        Optionee's signature


                                                  Address: ____________________
                                                           ____________________





                                       2